Exhibit 99.1

news

FRB	WEBER SHANDWICK	RE:	FTI Consulting, Inc.
	FINANCIAL COMMUNICATIONS		900 Bestgate Road Annapolis, MD 21401 (410) 224-8770

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FRB|WEBERSHANDWICK:
Jack Dunn Chairman & CEO (410) 224-1483	Marilyn Windsor General Inquiries (702) 515-1260	Lisa Fortuna Analyst Inquiries (312) 640-6779	Tim Grace Media Inquiries (312) 640-6667

FOR IMMEDIATE RELEASE

WEDNESDAY, APRIL 23, 2003

FTI CONSULTING, INC. ANNOUNCES RECORD FIRST QUARTER RESULTS

Sixteenth Consecutive Quarter of Year-Over-Year Record Results:

Reports $0.69 per Fully Diluted Share from Continuing Operations

ANNAPOLIS, MD, April 23, 2003—FTI Consulting, Inc. (NYSE: FCN), the premier national provider of turnaround, bankruptcy and litigation-related consulting services, today reported results for the first quarter ended March 31, 2003. Results from continuing operations for the quarter include the contribution from its August 31, 2002 acquisition of the domestic Business Recovery Services Division (BRS) of PricewaterhouseCoopers, which was not included in 2002 first quarter results. Continuing operations exclude the results of the remaining business in the company’s discontinued applied sciences practice group, currently held for sale.

First Quarter Results from Continuing Operations

For the quarter, revenues were $101.4 million, an increase of 167.5 percent compared with $37.9 million for the comparable period in 2002. Income from continuing operations grew 255.8 percent to $18.5 million from $5.2 million in the comparable quarter last year, and earnings per share grew 187.5 percent to $0.69 on a diluted basis compared with $0.24 for the comparable prior year period. Earnings per share from continuing operations would have been $0.66 on a diluted basis if the company’s recent offering of 2.7 million shares of its common stock had occurred at the beginning of the quarter rather than mid-quarter. Including the results of the discontinued operations, earnings per share on a diluted basis were $0.72.

Cash flow provided by operations was $19.1 million compared with $1.6 million used in operations in the prior year period. Earnings from continuing operations before interest, taxes, depreciation and amortization of property and equipment, which is included in selling, general and administrative expenses, and amortization of other intangible assets, which is reflected as a separate line item in the company’s consolidated statements of income (EBITDA), were $35.2 million compared with $10.6 million in the prior year, an increase of 232.1 percent. Although EBITDA is not a measure of financial condition or performance determined in accordance with Generally Accepted Accounting Principles,

MORE

FTI Consulting, Inc.

Add 1

the company believes that the use of EBITDA as a supplemental financial measure is indicative of the company’s capacity to service debt and thereby provides additional useful information to investors regarding the company’s financial condition and results of operations.

At March 31, 2003, FTI had cash and cash equivalents of $75.5 million, including approximately $49.8 million from the net proceeds of the company’s recent common stock offering after repaying a portion of its term loan facility from these proceeds. Total long-term debt at March 31, 2003 was $40.9 million, and no amounts were outstanding under the company’s $100 million revolving line of credit.

Utilization of billable personnel was approximately 93 percent for the quarter, somewhat above the company’s target utilization for the year, and an improvement from 87 percent during the fourth quarter of 2002. Average rate per hour for the quarter was $336, an increase from the $333 average in the fourth quarter of 2002. Total and billable headcounts at March 31, 2003 were 778 and 610, respectively, approximately the same as at December 31, 2002.

Commenting on the quarter, president and chief operating officer Stewart Kahn said, “All of our significant practice areas, including restructuring, forensic accounting, network industries, electronic evidence and trial consulting, experienced stronger-than-expected demand for their services. In addition, as in the period following the acquisition of Policano and Manzo in 2000 that also virtually doubled FTI’s earnings capacity, we chose to move more cautiously than usual with regard to new hires and investments in new initiatives. This was to allow digestion of the acquisition and assess sustainable utilization rates before adding capacity. Going forward, we expect results for the balance of the year to be more in line with our original outlook.”

Jack Dunn, chairman and chief executive officer, commented, “Clearly we are pleased to report our sixteenth quarter of year-over-year record results. In addition to our excellent financial results, one matter during the quarter stands out as embodying the continuing evolution of FTI as a company. This was USAirways, where serving as an advisor to the Company, a team of our professionals helped the airline successfully emerge from Chapter 11 by the end of the first quarter of 2003, less than eight months after filing. On March 31, mission accomplished, as the restructured airline took off with a new capital structure, streamlined operations and great hopes for the future. Congratulations to the company and its management on a successful transaction, and we thank them for the opportunity to serve.”

Discontinued Operations

In January 2003, in a transaction accounted for as of January 1, 2003, FTI sold the stock of LWG, a business unit in the company’s discontinued applied sciences practice group, to LWG’s management for a total of $4.15 million, including a note receivable of $2.0 million due over seven years. The cash proceeds of $2.15 million received from the sale of LWG were used to reduce debt under the company’s term loan. FTI is currently seeking qualified buyers for the remaining business in the former applied sciences practice group, and is unable to predict when it will be able to sell it or at what price.

Full-Year 2003 Outlook

The company firmly believes that its stated goals of generating 15 percent or greater growth in revenues and 20 percent or greater growth in earnings per share from continuing operations for the

MORE

FTI Consulting, Inc.

Add 2

full-year 2003, excluding any acquisitions, compared with full-year 2002 pro forma results continue to be achievable.

First-Quarter Conference Call

FTI will hold a conference call to discuss first-quarter results and management’s outlook for the rest of 2003 at 11:00 a.m. EDT on Thursday, April 24, 2003. The call can be accessed live and will be available for replay over the Internet by logging onto www.vcall.com as well as on the company’s website, www.fticonsulting.com, for 90 days.

About FTI Consulting

FTI Consulting is a multi-disciplined consulting firm with leading practices in the areas of turnaround, bankruptcy and litigation-related consulting services. Modern corporations, as well as those who advise and invest in them, face growing challenges on every front. From a proliferation of “bet-the-company” litigation to increasingly complicated relationships with lenders and investors in an ever-changing global economy, U.S. companies are turning more and more to outside experts and consultants to meet these complex issues. FTI is dedicated to helping corporations, their advisors, lawyers, lenders and investors meet these challenges by providing a broad array of the highest quality professional practices from a single source.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, and other risks described in the company’s filings with the Securities and Exchange Commission.

FTI is on the Internet at www.fticonsulting.com.

-FINANCIAL TABLES FOLLOW-

MORE

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

(in thousands of dollars, except share and per-share data)

	Three Months Ended
	Actual 03/31/2003	Actual 03/31/2002
	(unaudited)
Revenues	$101,351	$37,907
Direct cost of revenues	46,536	18,695
Selling, general and administrative expenses	21,167	9,809
Amortization of other intangible assets	775	—

Total costs and expenses	68,478	28,504

Operating income	32,873	9,403
Interest expense, net	1,830	730

Income from continuing operations before income taxes	31,043	8,673
Income taxes	12,575	3,500

Income from continuing operations	18,468	5,173
Income from operations of discontinued operations, net of income taxes(1)	1,230	1,431
Loss from sale of discontinued operations, net of income taxes	(255)	—

Net income	$19,443	$6,604

Income from continuing operations per common share, basic	$0.72	$0.26
Income from discontinued operations per common share, basic	0.04	0.07

Earnings per common share, basic	$0.75	$0.33

Weighted average shares for basic	25,768	19,783

Income from continuing operations per common share, diluted	$0.69	$0.24
Income from discontinued operations per common share, diluted	0.04	0.07

Earnings per common share, diluted	$0.72	$0.31

Weighted average shares for diluted	26,892	21,353

(1)	Revenues included in discontinued operations were $9,465 and $12,773 for the three months ended March 31, 2003 and 2002, respectively.

Supplemental Financial Data

	Three Months Ended
	03/31/2003	03/31/2002
	(in thousands)
EBITDA from continuing operations(2)
EBITDA Reconciliation:
Reported operating income	$32,873	$9,403
Depreciation and amortization	2,330	1,210

EBITDA from continuing operations	$35,203	$10,613

(2)	EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure defined as operating income before depreciation and amortization. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

(in thousands of dollars)

	March 31, 2003	March 31, 2002
	(unaudited)
Operating activities
Net income	$19,443	$6,604
Adjustment to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and other amortization	1,555	1,086
Amortization of other intangible assets	775	—
Income tax benefit from stock option exercises	9,129	1,465
Provision for doubtful accounts	2,335	673
Non-cash charge on sale of discontinued operations	255	—
Other	701	212
Changes in operating assets and liabilities:
Accounts receivable, billed and unbilled	(5,192)	(8,645)
Income taxes, current and deferred	(1,431)	2,434
Accrued compensation expense	(5,752)	(4,336)
Billings in excess of services provided	(4,442)	200
Other current assets and liabilities	1,769	(1,299)

Net cash (used in) provided by operating activities	19,145	(1,606)
Investing activities
Purchase of property and equipment, net	(3,545)	(1,603)
Cash received from sale of discontinued operations	2,150	—
Acquisition of subsidiaries and contingent payments	(408)	(3,362)
Change in other assets	1,460	—

Net cash used in investing activities	(343)	(4,965)
Financing activities
Exercise of stock options	4,586	2,081
Proceeds from stock offering	99,228	—
Repayments on long-term debt	(56,954)	(1,083)
Payment of financing fees and other	(71)	(50)

Net cash provided by financing activities	46,789	948

Net decrease in cash and cash equivalents	65,591	(5,623)
Cash and cash equivalents at beginning of period	9,906	12,856

Cash and cash equivalents at end of period	$75,497	$7,233

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2003 AND DECEMBER 31, 2002

(in thousands of dollars, except share data)

	March 31, 2003	December 31, 2002
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$75,497	$9,906
Accounts receivable, less allowances	31,925	29,271
Unbilled receivable, less allowances	35,153	35,576
Other current assets	4,440	5,529
Current assets of discontinued operations	9,443	11,084

Total current assets	156,458	91,366

Property and equipment, net	16,856	14,938
Goodwill, net	299,270	299,082
Other intangible assets, net	3,291	4,067
Other assets	6,128	5,999
Non-current assets of discontinued operations	12,508	15,079

Total Assets	$494,511	$430,531

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued expenses	$28,416	$36,810
Deferred income taxes	193	193
Current portion of long-term debt	20,000	20,000
Billings in excess of services provided	15,483	19,921
Current liabilities of discontinued operations	—	664

Total current liabilities	64,092	77,588

Long-term debt, less current portion	20,879	77,833
Deferred income taxes and other liabilities	8,953	7,135
Stockholders’ equity
Preferred stock, $.01 par value; 5,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 24,004,292 and 27,451,046 shares issued and outstanding in 2002 and 2003, respectively	274	240
Additional paid-in capital	313,490	200,576
Unearned compensation	(285)	(346)
Retained earnings	87,636	68,198
Accumulated other comprehensive income (loss)	(528)	(693)

Total stockholders’ equity	400,587	267,975

Total Liabilities and Stockholders’ Equity	$494,511	$430,531